EXHIBIT 7







                                               December 21, 2005


Securities and Exchange Commission
Washington, D.C., 20549

Re:  Nesco Industries, Inc. Form 8K, dated December 21, 2005

To whom it may concern:

On December 13, 2005, Rothstein, Kass & Company, P.C., as the independent registered accounting firm for Nesco Industries, Inc. (the "Company") advised the management and the Audit Committee of the Company that disclosure should be made that the Company's consolidated financial statements for the year ended April 30, 2005, as set forth in the Company's Annual Report on Form 10-KSB for the year-ended April 30, 2005, and for the three-months ended July 31, 2005, as set forth in the Company's Quarterly Report on Form 10-QSB for the three-months ended July 31, 2005, should no longer be relied upon. The basis for the advice was that the consolidated financial statements included, as a line item on the consolidated balance sheet, $712,500 of deferred stock issuance costs for the proposed issuance of shares to Cornell Capital Partners LP, the issuance of shares was dependent on the effectiveness of the registration statement that the Company has withdrawn. Thus, the deferred issuance costs should be treated as an expense and the consolidated financial statements for the year ended April 30, 2005 and the three-months ended July 31, 2005 should be restated to reflect the write-off of the deferred stock issuance costs.

We agree with the information contained in the Form 8-K, filed with the Securities and Exchange Commission on December 20, 2005

                                            Sincerely,


                                            /s/ Rothstein, Kass & Company, P.C.